Exhibit 10.1

DONNELLEY FINANCIAL SOLUTIONS, INC.

PERFORMANCE CASH AWARD (2016 PIP)(adopted on March 2, 2020)

This Performance Cash Award (“Award”) is granted as of XXXX (the “Grant Date”), by Donnelley Financial Solutions, Inc. (the “Company”) to XXXX (“Grantee”).

1.    Grant of Award. This Award is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company. The Company hereby awards a performance cash award to Grantee with a target value of $XXXX (the “Performance Cash”) (which shall represent target achievement of the Performance Condition (as defined below)), subject to the restrictions and on the terms and conditions set forth herein. This Award is made pursuant to the provisions of the Donnelley Financial Solutions 2016 Amended and Restated Performance Incentive Plan, as amended (“2016 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP. Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2.    Determination of Achievement; Distribution of Award.

(a)    The amount of Performance Cash payable in respect of the Performance Cash Award will be determined according to the attainment of the performance condition or conditions as established by the Committee and set forth on Exhibit A hereto (each, a “Performance Condition”) for the applicable performance period (the “Performance Period”) as established by the Committee and set forth on Exhibit A. The Committee shall determine and certify the attainment of each Performance Condition after the applicable Performance Period.

(b)    Any payment with respect to this Award shall be made to Grantee as soon as practicable following the determination of the achievement of the Performance Condition as described in (a) above, but no later than 60 days thereafter. Distribution of this Award will be made in cash.

3.    Treatment upon Separation or Termination.

(a)    Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment terminates by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), a pro rata portion of any unvested Performance Cash shall vest and become payable, based the on attainment of each Performance Condition at target performance level with respect to each open Performance Period.

(b)    Subject to paragraph 4 below and the terms and conditions of any employment agreement between Grantee and the Company, if Grantee’s employment terminates for any reason other than as set forth above, any unvested Performance Cash shall be forfeited.

4.    Treatment upon Change in Control. Notwithstanding any other agreement with Grantee to the contrary, upon the date of a Change in Control, each Performance Condition shall be deemed met at the target performance level with respect to each open Performance Period. Such Performance Cash will continue to remain subject to time-based vesting until the end of the Performance Period; provided, however, that if on or within three months prior to or two years after the date of such Change in Control, Grantee’s employment is terminated by the Company or any successor entity thereto without Cause (as defined below), or Grantee resigns his or her employment with Good Reason (as defined below), all of the Performance Cash earned pursuant to this paragraph 5 shall immediately vest and become payable as of the date of such termination of employment. Unless otherwise defined in Grantee’s employment agreement or other arrangement with the Company, “Cause” and “Good Reason” shall have the meanings ascribed to them below.

“Cause” means (i) Grantee’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such failure subsequent to Grantee’s being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to Grantee by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which Grantee has not performed his or her duties, (ii) Grantee’s willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with Grantee’s duty and station) promptly upon receipt of such written direction. For the purposes of this definition, no act or failure to act by Grantee shall be considered “willful” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide Grantee with a reasonable amount of time, after a notice and demand for substantial performance is delivered to Grantee, to cure any such failure to perform, and if such failure is so cured within a reasonable time (which shall be no less than thirty (30) days) thereafter, such failure shall not be deemed to have occurred.

“Good Reason” means, without Grantee’s express written consent, the occurrence of any of the following events: (i) a change in Grantee’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of Grantee’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to Grantee’s incapacitation due to physical or mental illness), (ii) a reduction by the Company in Grantee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time, (iii) any requirement of the Company that Grantee’s office be more than seventy-five (75) miles from Grantee’s then-primary work location, or (iv) any material breach by the Company of any employment agreement between Grantee and the Company. Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of notice thereof given by Grantee. Grantee’s right to terminate employment for Good Reason shall not be affected by Grantee’s incapacities due to mental or physical illness and Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Grantee must provide notice of termination of employment within ninety (90) days following Grantee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

5.    Withholding Taxes. As a condition precedent to the payment of the Performance Cash pursuant to this Award, the Company may, in its discretion, deduct from any amount then or thereafter payable by the Company to Grantee such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes with respect to the Award.

6.    Miscellaneous

(a)    Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(b)    No interest shall accrue at any time on this Award or the Performance Cash.

(c)    This Award shall be governed in accordance with the laws of the state of Delaware.

(d)    This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e)    Neither this Award nor the Performance Cash nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(f)    The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Cash. This Agreement and the Performance Cash are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(g)    If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of the Grantee’s Employment Agreement, the terms and conditions of the Grantee’s Employment Agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By:

Name:	Kirk Williams
Title:	Chief Human Resources Officer

All of the terms of this Award are accepted as of this          day of             , 20XX.

Grantee:

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